EXHIBIT 99.1
CB Financial Services, Inc.
Announces Second Quarter and Year-to-Date 2020 Financial Results
WASHINGTON, Pa., July 27, 2020 -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of the Bank, today announced its second quarter and year-to-date 2020 financial results. Net income was $2.9 million, or $0.54 diluted earnings per share, for the three months ended June 30, 2020, compared to $3.0 million, or $0.55 diluted earnings per share, for the three months ended June 30, 2019.
Net income was $3.7 million, or $0.68 diluted earnings per share, for the six months ended June 30, 2020 compared to $5.9 million, or $1.08 diluted earnings per share, for the six months ended June 30, 2019.
COVID-19 Update
While signs of macroeconomic recovery have occurred during the second quarter after the phased-in reopening of the economy beginning in May 2020, the far-reaching impact of the COVID-19 pandemic remains uncertain. The unemployment rate declined after peaking in April, but remains at a very high level. Beginning in March 2020, definitive federal government action occurred through the enactment of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), Paycheck Protection Program and Health Care Enhancement Act (the “PPP Enhancement Act”) and other programs to aid businesses and consumers from the COVID-19 impact.
The Company remains committed to its employees and customers during the COVID-19 crisis. For employees, the Company:
•Instituted “Community Bank Cares” premium pay program, which began in March and ended in June, offering our essential employees:
◦10% premium pay.
◦One extra day of paid time off for each month worked.
◦“Lunch on Us” provided once weekly using local restaurants to support business.
•Maintained all employee benefits, including 401k match and discretionary contributions.
•Leveraged technological resources quickly and efficiently to support remote working arrangements that ensured sustained performance.
•Established a COVID-19 Preparedness Committee comprised of a cross-functional team of Senior Management and Human Resources focused on employee and customer safety and thorough and frequent communication regarding COVID-19 updates.
•Instituted social distancing and other protective measures throughout the bank, including installation of Plexiglas shields and floor decals and availability of masks and disinfectant.
•Supported the call center, which saw a large increase in volume of calls, with resources from branch staff who were available due to lobby restrictions.
For its customers, the Company:
•Increased ATM debit MasterCard® spending and withdrawal limits as well as mobile deposit limits in light of branch lobby restrictions.
•Lifted ATM foreign use fees allowing customers to freely use any bank’s ATM with no charge from the Bank.
•Monitored overdraft fees carefully and worked closely with customers negatively impacted by job loss.
•Facilitated government stimulus through participation in the Payroll Protection Program (“PPP”) administered by the Small Business Administration (“SBA”). At June 30, 2020, the Bank’s PPP loan portfolio was comprised of 628 loans totaling $70.0 million with a median loan of $35,000. The loans impact over 8,300 small business employees. Among the largest sectors impacted were $15.3 million in loans for health care and social assistance, $12.4 million for construction and specialty-trade contractors, $6.1 million for professional and technical services, $5.9 million for retail trade, $5.1 million for wholesale trade, $4.6 million for manufacturing and $3.4 million for restaurant and food services. Net SBA origination fees as of June 30, 2020 were $2.1 million, of which $191,000 was recognized in the current quarter. We expect to recognize the majority of unearned net origination fees in the third and fourth quarter upon processing requests for loan forgiveness. All PPP loans are classified as commercial and industrial loans held for investment.
•Provided borrower support and relief through short-term loan forbearance options by primarily allowing: (a) deferral of three months of payments; or (b) for consumer loans not secured by a real estate mortgage, three months of interest-

only payments that also extends the maturity date of the loan by three months. During the forbearance period, the borrower is not considered delinquent for credit bureau reporting purposes.
Refer to the Credit Quality section for further information on loans in forbearance and commercial industry exposures.
The Company also continues to manage the disruption through a position of strength and soundness with strong capital and substantial liquidity levels to ensure it is well-positioned to support its customers. The Company has $399.3 million in available borrowing capacity with the Federal Home Loan Bank, a $90.4 million borrower-in-custody of collateral line of credit with the Federal Reserve Bank, and $60.0 million from multiple line of credit arrangements, as well as $131.4 million in cash and cash equivalents and $10.0 million in unpledged securities.
“The Company is very pleased to report net income of $2.9 million for the current quarter despite the extraordinary impact from the pandemic and the significant disruption that occurred to our regular operations,” said Barron P. “Pat” McCune, Jr., President and Chief Executive Officer. “While there is optimism in the macroeconomic data, there is also continued uncertainty of how the pandemic will ultimately impact the Bank. Asset quality remains solid with a 0.39% delinquent and noncurrent loans to total loans ratio, and the buildup of the allowance for loan losses to 227% of nonperforming loans better positions us for the unknowns that exist as the payment deferral period ends for many of our borrowers. Initial indications are the majority of them will resume payments and we will monitor this situation closely for those requesting additional time. We have ample liquidity and strong capital to fall back on. The pandemic provided us an opportunity to further assess our branch network and make a decision to consolidate redundant locations in light of declining traffic and accelerated adoption of digital technology. We are steadfast in our vow to serve our communities and help our market recover. This was never more evident than in the past quarter with well over 600 payment deferrals and 600 PPP loans processed, government stimulus payments, and solid mortgage and insurance activity, all done while working remotely. I marvel at the phenomenal effort by our employees who tirelessly worked and united like never before for the collective good.”
Quarterly Highlights
Net income for the three months ended June 30, 2020 was $2.9 million compared to $3.0 million for the three months ended June 30, 2019. This was an increase of $2.1 million, or 275.6%, compared to the three months ended March 31, 2020. Diluted earnings per share for the three months ended June 30, 2020 was $0.54 compared to $0.55 for the three months ended June 30, 2019 and $0.14 for the three months ended March 31, 2020.
•Net interest income decreased $384,000, or 3.6%, to $10.3 million for the three months ended June 30, 2020 compared to $10.7 million for the three months ended June 30, 2019. This was also a decrease of $212,000, or 2.0%, compared to the three months ended March 31, 2020.
◦Interest and dividend income decreased $942,000, or 7.4%, to $11.7 million for the three months ended June 30, 2020 compared to $12.7 million the three months ended June 30, 2019. This was also a decrease of $602,000 or 4.9% compared to the three months ended March 31, 2020.
◦Although average loans increased $108.0 million compared to the three months ended June 30, 2019, the average yield decreased 53 basis points (“bps”) to 4.21%. This was also a 36 bp decline compared to the quarter ended March 31, 2020. The current quarter loan yield was impacted by the declines in interest rate indices in March 2020 at the onset of the pandemic, which resulted in an immediate decrease in interest rates on adjustable rate loans. In addition, PPP loans decreased the loan yield 6 bps in the current quarter. The Bank continued to accrue and recognize interest income on loans in forbearance due to expectation that borrowers will resume payment at the end of forbearance and collectibility of the interest income is not in question. With the majority of loans scheduled to exit forbearance in the third quarter, the Bank will evaluate whether continuing to accrue interest is prudent on a loan-by-loan or industry basis.
◦Other interest and dividend income, which primarily consists of interest-bearing cash, decreased $290,000, or 77.5% to $84,000 for the quarter ended June 30, 2020 compared to $374,000 for the quarter ended June 30, 2019. Average other interest-earning assets increased $43.6 million compared to the three months ended June 30, 2019 primarily from buildup of cash as a result of calls of U.S. government agency and municipal securities and government stimulus payments, but average yield declined 246 bps due to interest rate cuts on interest-earning cash deposits held at other financial institutions. Similarly, compared to the three months ended March 31, 2020, other interest and dividend income decreased $154,000 from $238,000.
◦Interest income on taxable investment securities decreased $502,000, or 34.8% to $940,000 for the three months ended June 30, 2020 compared to $1.4 million for the three months ended June 30, 2019 driven by a $71.9 million decrease in average investment security balance. The Federal Reserve’s decision to drop the benchmark interest rate resulted in the call of $52.5 million in U.S. government agency and municipal securities in the current year. In addition, there were $19.8 million of paydowns on mortgage-backed securities in the current year. The funds were partially maintained in cash or reinvested in lower rate securities.

◦Interest expense on deposits decreased $519,000, or 28.5%, to $1.3 million for the three months ended June 30, 2020 compared $1.8 million for the three months ended June 30, 2019. While average interest-earning deposits increased $19.0 million, interest rate declines for all products driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 26 bp decrease in average cost compared to the quarter ended June 30, 2019. Similarly, compared to the three months ended March 31, 2020, interest expense on deposits decreased $376,000 from $1.7 million, with an 18 bp decrease in average cost.
•The provision for loan losses was $300,000 for the three months ended June 30, 2020 compared to $2.5 million for the three months ended March 31, 2020 and $350,000 for the three months ended June 30, 2019. The pandemic, which led to state-wide shelter in place orders and mandatory closures of all but essential business, has resulted in a dramatic increase in unemployment and recessionary economic conditions. The qualitative factors used in the allowance for loan loss analysis related to economic trends and industry conditions, specifically because of vulnerable industries such as hospitality, oil and gas, retail and restaurants, were significantly adjusted for these circumstances for the quarter ended March 31, 2020 and resulted in a $2.5 million provision. While recessionary economic conditions still exist, there has been an improvement to certain macroeconomic conditions, including unemployment, for the quarter ended June 30, 2020 compared to March 31, 2020, and resulted in a decrease in provision to $300,000.
•Noninterest income increased $483,000, or 22.3%, to $2.6 million for the three months ended June 30, 2020, compared to $2.2 million for the three months ended June 30, 2019. This was primarily due to a $489,000 net gain on sales of investment securities in the current period to harvest gains on higher-interest mortgage-backed securities that were paying down quicker than expected. In addition, there was a $441,000 gain on sales of loans in the current quarter compared to $50,000 for the three months ended June 30, 2019 and $127,000 for the three months ended March 31, 2020, primarily due to increased mortgage loan production from refinances, which were sold to reduce interest rate risk on lower yielding, long-term assets.
This increase was partially offset by a decline in other (loss) income which included a $51,000 increase in amortization on mortgage servicing rights combined with a $269,000 temporary impairment on mortgage servicing rights recognized in the current period due to a decline in the interest rate environment that has caused increased prepayment speeds and resulted in a decrease in fair value of the serviced mortgage portfolio. In addition, service fees decreased $130,000 to $487,000 in the current quarter, compared to $617,000 for the three months ended June 30, 2019 due to waiver of fees and decrease in customer usage from the pandemic. Service fees decreased $118,000 compared to the three months ended March 31, 2020.
Compared to the quarter ended March 31, 2020, noninterest income increased $776,000 from $1.9 million. In addition to the increase in net gain on sales of loans in the current quarter, the fair value of the Company’s marketable equity securities, which are primarily comprised of bank stocks, increased $28,000 in the current quarter compared to a $438,000 decrease in the prior quarter from the impact of COVID-19 on the stock market. Also, insurance commissions decreased $170,000 in the current quarter compared to the quarter ended March 31, 2020 primarily due to a decrease in contingency fees.
•Noninterest expense increased $274,000, or 3.1% to $9.1 million for the three months ended June 30, 2020 compared to $8.8 million for the three months ended June 30, 2019 and was relatively flat compared to the three months ended March 31, 2020.
◦Salaries and employee benefits increased $120,000 to $4.8 million for the three months ended June 30, 2020 compared to $4.7 million for the three months ended June 30, 2019. The increase was primarily due to the Community Bank Cares premium pay during the pandemic in addition to merit and promotional increases, which were more than offset by deferred employee-related loan origination costs associated with PPP loans. Salaries and employee benefits also increased $97,000 compared to the three months ended March 31, 2020 primarily from Community Bank Cares premium pay. The quarter ended March 31, 2020 was impacted by a $407,000 one-time payment that offset employee benefits from health insurance claims exceeding our stop-loss limit for the 2019 plan year and change from a self-funded to a fully insured plan. Final calculation of the stop loss payment was completed 90 days after the end of the plan year. This was partially offset by approximately $70,000 of one-time payments related to the CEO transition in the first quarter of 2020.
◦Contracted services increased $201,000 to $562,000 in the current quarter compared to $361,000 for the quarter ended June 30, 2019 primarily due to temporary employees hired to assist with PPP loan processing and consultants used to assist in infrastructure improvements. For the quarter ended March 31, 2020, contracted services were impacted by $116,000 in consulting fees associated with the search for a new CEO.
◦Data processing increased $80,000 to $460,000 for the three months ended June 30, 2020 compared to $380,000 for the three months ended June 30, 2019 primarily due to technology investments.

◦Legal fees and professional fees increased $11,000 to $171,000 for the three months ended June 30, 2020 compared to the three months ended June 30, 2019, compared to a decrease of $64,000 to $235,000 for the three months ended March 31, 2020, due to fees associated with the CEO transition in the first quarter.
◦Other noninterest expense decreased $150,000 to $945,000 in the current quarter compared to $1.1 million for the three months ended June 30, 2019 primarily due to decreases in travel-related and telephone costs from employee work-at home arrangements during the pandemic as well as fraud losses incurred in the prior period.
◦Advertising decreased $65,000 to $155,000 in the current quarter compared to $220,000 for the three months ended June 30, 2019 due to less emphasis on marketing initiatives during the pandemic.
Year-to-Date Highlights
•Loan growth during the first half of the year was primarily due to funding of $70.0 million in PPP loans as of June 30, 2020. Total loans increased $89.7 million to over $1.0 billion at June 30, 2020 and represented a 18.8% annualized growth rate compared to a 9.3% annualized growth rate in the first quarter of 2020. Excluding the impact of the PPP loan funding, organic loan growth was $19.6 million and represented an annualized growth rate of 4.1% as of June 30, 2020.
•Deposits also benefited from the PPP loan funding and increased $75.6 million as of June 30, 2020. The impact of the PPP loans that were originated and subsequently deposited at the Bank was approximately $54.8 million. Annualized deposit growth rates were 13.5% including PPP loan deposits and 3.7% without PPP loan deposits, representing organic deposit growth.
Credit Quality
•The allowance for loan losses was $12.6 million at June 30, 2020 compared to $9.9 million at December 31, 2019. This reflects a $2.8 million provision for loan loss due to an increase in qualitative factors to account for the adverse economic impact of COVID-19. As a result, the allowance for loan losses to total loans increased from 1.04% at December 31, 2019 to 1.21% at June 30, 2020. No allowance was allocated to the PPP loan portfolio due to the Bank complying with the lender obligations that ensure SBA guarantee. The allowance for loan losses to total loans, excluding PPP loans, was 1.30% at June 30, 2020.
•Net charge-offs were $19,000, or 0.01% net charge-offs to average loans on an annualized basis for the six months ended June 30, 2020, with net recoveries of $26,000 for the three months ended June 30, 2020. Net charge-offs were $71,000 and $242,000, or 0.03% and 0.05% net charge-offs to average loans on an annualized basis, for the three and six months ended June 30, 2019, respectively. The increase in the prior year was driven by higher automobile loan charge-offs.
•Nonperforming loans increased to $5.6 million from $5.2 million at March 31, 2020 compared to $5.4 million at December 31, 2019 and, coupled with loan growth noted previously, resulted in the nonperforming loans to total loans ratio decreasing 3 bps to 0.54% at June 30, 2020 compared to 0.57% at December 31, 2019. The Company elected the practical expedients available in the CARES Act and interagency guidance and does not consider any of the loans that were modified through forbearance agreements as nonperforming loans.

•The following table provides details of loans in forbearance and the forbearance end date as of June 30, 2020.

	Number of Loans	Amount	% of Portfolio
(Dollars in thousands)
Real Estate:
Residential
July 2020	108	$15,333
August 2020	41	5,912
September 2020	12	2,272
October 2020	2	136
Total Residential	163	23,653	6.9%

Commercial
July 2020	70	64,039
August 2020	31	25,497
September 2020	7	8,714
October 2020	2	2,378
November 2020	1	4,489
Total Commercial	111	105,117	30.0%

Construction
July 2020	3	10,494
August 2020	2	4,726
September 2020	1	298
Total Construction	6	15,518	26.6%

Commercial and Industrial
July 2020	42	10,300
August 2020	32	5,180
September 2020	2	217
Total Commercial and Industrial	76	15,697	10.5%

Consumer
July 2020	124	2,493
August 2020	39	857
September 2020	7	97
Total Consumer	170	3,447	2.9%

Other
July 2020	1	2,504	11.2%
Total Loans in Forbearance	527	$165,936	15.9%

•The following table sets forth details at June 30, 2020 of industries considered at higher risk to be negatively impacted by the COVID-19 pandemic:

	Industry				Forbearance
	Weighted Average Risk Rating (1)	Industry Amount	As a Percent of Total Risk Based Capital	As a Percent of Loan Class	Number of Loans	Weighted Average Risk Rating (1)	Forbearance Amount	As a Percent of Industry
(Dollars in thousands)

Commercial Real Estate - Owner Occupied:
Retail	3.6	$27,829	23.8%	7.9%	11	3.4	$2,516	9.0%
Office Space	3.7	10,646	9.1	3.0	6	4.0	2,801	26.3
Oil and Gas	3.2	3,160	2.7	0.9	1	3.0	622	19.7
Restaurants	3.4	1,034	0.9	0.3	4	3.4	404	39.1

Commercial Real Estate - Nonowner Occupied:
Retail	3.7	54,489	46.5	15.5	12	4.0	20,227	37.1
Multifamily	3.8	58,585	50.0	16.7	12	3.8	17,474	29.8
Office Space	4.0	43,102	36.8	12.3	7	4.8	12,998	30.2
Hotels	4.9	25,085	21.4	7.2	10	5.0	20,558	82.0
Senior Housing	3.7	8,212	7.0	2.3	1	4.0	4,008	48.8
Oil and Gas	3.7	7,871	6.7	2.2	—	—	—	—
Restaurants	3.5	4,785	4.1	1.4	5	3.0	1,520	31.8

Construction - Commercial Real Estate:
Retail	4.0	7,789	6.7	13.4	1	4.0	7,109	91.3
Multifamily	4.0	3,080	2.6	5.3	—	—	—	—
Office Space	4.0	9,011	7.7	15.5	—	—	—	—
Hotels	4.4	4,760	4.1	8.2	1	5.0	1,788	37.6
Senior Housing	4.0	7,321	6.3	12.6	—	—	—	—
Oil and Gas	4.0	1,572	1.3	2.7	—	—	—	—

Commercial and Industrial:
Senior Housing	3.0	4,552	3.9	3.1	—	—	—	—
Oil and Gas	3.6	6,259	5.3	4.2	11	3.6	3,175	50.7

Total:
Retail	3.7	90,107	77.0		24	3.9	29,852
Multifamily	3.8	61,665	52.7		12	3.8	17,474
Office Space	3.9	62,759	53.6		13	4.7	15,799
Hotels	4.8	29,845	25.5		11	5.0	22,346
Senior Housing	3.7	20,085	17.2		1	4.0	4,008
Oil and Gas	3.6	18,862	16.1		12	3.5	3,797
Restaurants	3.5	5,819	5.0		9	3.1	1,924
Total High Risk Industries	3.9	$289,142	247.0		82	4.3	$95,200
(1) Loan risk rating of 1-4 is considered a pass-rated credit, 5 is special mention, 6 is substandard, 7 is doubtful and 8 is loss.

•At June 30, 2020, out of approximately 128 loans totaling $22.7 million with a forbearance period ending on or prior to June 30, 2020, six loans totaling $5.9 million requested an additional one- to three-month forbearance. These loans were comprised of three residential loans, two commercial real estate loans, which were both hotels, and one consumer loan totaling $493,000, $5.3 million and $12,000, respectively.
•As of July 22, 2020, out of the 348 loans totaling $105.2 million with a forbearance period ending in July 2020, five loans totaling $510,000 requested additional forbearance - one residential, one commercial real estate, one commercial and industrial and two consumer loans totaling $280,000, $79,000, $123,000 and $28,000, respectively.

Net income for the six months ended June 30, 2020 was $3.7 million compared to $5.9 million for the six months ended June 30, 2019. This was a decrease of $2.2 million, or 37.7%. Diluted earnings per share for the six months ended June 30, 2020 was $0.68 compared to $1.08 for the six months ended June 30, 2019.
•Net interest income decreased $285,000, or 1.3% to $20.9 million for the six months ended June 30, 2020 compared to $21.1 million for the six months ended June 30, 2019.
◦Interest and dividend income decreased $909,000, or 3.6%, to $24.1 million for the six months ended June 30, 2020 compared to $25.0 million the six months ended June 30, 2019. Although average loans increased $80.1 million, the loan yield for the six months ended June 30, 2020 decreased 35 bps compared to the six months ended June 30, 2019. The current period loan yield was significantly impacted by the 150 bp decline in the Wall Street Journal Prime Rate in March 2020, which resulted in immediate decrease in interest rates on adjustable rate loans linked to that index. In addition, PPP loans decreased the loan yield 4 bps in the current period. The Bank continued to accrue and recognize interest income on loans in forbearance due to expectation that borrowers will resume payment at the end of forbearance and collectibility of the interest income is not in question. With the majority of loans exiting forbearance in the third quarter, the Bank will evaluate whether continuing to accrue interest is prudent on a loan-by-loan or industry basis. Approximately $105.2 million, or 63.4% of loans in forbearance are scheduled to end forbearance as of July 2020 and return to their normal payment schedule.
◦Interest income on taxable investment securities decreased $618,000, or 22.4% to $2.1 million for the six months ended June 30, 2020 compared to $2.8 million for the six months ended June 30, 2019 driven by a $51.9 million decrease in average investment security balance primarily from significant calls of U.S. government agency securities in a declining interest rate environment.
◦Interest from other interest-earning assets, which primarily consist of interest-earning cash, decreased $370,000, or 53.5% for the six months ended June 30, 2020 compared to the six months ended June 30, 2019 even though average balances increased $31.2 million primarily related to funds received from calls of U.S. government agency securities. The impact on interest income was primarily due to declines on interest rates earned on deposits at other financial institutions as noted by the 201 bp difference for respective periods.
◦Interest expense on deposits decreased $557,000, or 15.7%, to $3.0 million for the six months ended June 30, 2020 compared to $3.5 million for the six months ended June 30, 2019. While average interest-bearing deposits increased $16.0 million, interest rate declines for all products driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 15 bp decrease in average cost compared to the six months ended June 30, 2019.
•The pandemic, which led to state-wide shelter in place orders and mandatory closures of all but essential business has resulted in a dramatic increase in unemployment and recessionary economic conditions in the current year. Based on evaluation of the current macroeconomic conditions, the qualitative factors used in the allowance for loan loss analysis related to economic trends and industry conditions, specifically because of vulnerable industries such as hospitality, oil and gas, retail and restaurants, were adjusted for these circumstances and resulted in a $2.8 million provision for loan losses for the six months ended June 30, 2020, compared to $375,000 for the six months ended June 30, 2019.
•Noninterest income increased $241,000, or 5.6%, to $4.5 million for the six months ended June 30, 2020, compared to $4.3 million for the six months ended June 30, 2019. This was primarily due to a $489,000 net gain on sales of investment securities in the current period to harvest gains on higher-interest mortgage-backed securities that were paying down quicker than expected compared to a net loss of $53,000 in the prior period. In addition, there were $568,000 of gains on sales of loans in the current period compared to $142,000 in the prior period, primarily due to increased mortgage loan production from refinances, which were sold to reduce interest rate risk on lower yielding, long-term assets. Insurance commissions increased $162,000 in the current period compared to the prior period due an increase in both commercial and personal line polices.
This was partially offset by a $374,000 decrease in other (loss) income as a result of an increase in amortization on mortgage servicing rights combined with a $269,000 temporary impairment on mortgage servicing rights recognized in the current period due to a decline in the interest rate environment that has caused increased prepayment speeds and resulted in a decrease in fair value of the serviced mortgage portfolio. In addition, service fees decreased $118,000 to $1.1 million in the current period, compared to $1.2 million in the prior period due to waiver of fees and decrease in customer usage from the pandemic. Additionally, the Company’s marketable equity securities, which are primarily comprised of bank stocks, reflected a decline of $410,000 for the current period primarily from the impact of COVID-19 on the stock market.
•Noninterest expense increased $397,000, or 2.2% to $18.1 million for the six months ended June 30, 2020 compared to $17.7 million for the six months ended June 30, 2019.

◦Salaries and employee benefits decreased $86,000 for the six months ended June 30, 2020 compared to the six months ended June 30, 2019. The current period was impacted by a first quarter 2020, $407,000 one-time payment that offset employee benefits from health insurance claims exceeding our stop-loss limit for the 2019 plan year and change from a self-funded to a fully insured plan. Final calculation of the stop loss payment was completed 90 days after the end of the plan year. Also the Company benefited from deferred employee-related loan origination costs associated with PPP loans, which were partially offset by the Community Bank Cares premium pay during the pandemic. Additionally, the Company recognized approximately $236,000 of one-time payments related to the CEO transition in the six months ended June 30, 2020.
◦Contracted services increased $307,000 to $940,000 for the current period compared to $633,000 for the prior period ended June 30, 2019, primarily due to temporary employees hired to assist with PPP loan processing and consultants used to assist in infrastructure improvements. In the first quarter of 2020, contracted services were impacted by $116,000 in consulting fees associated with the search for a new CEO.
◦Equipment expense decreased $100,000 to $481,000 for the six months ended June 30, 2020 compared to $581,000 for the six months ended June 30, 2019 as the result of decrease in depreciation and repairs and maintenance.
◦Data processing increased $97,000 to $885,000 for the six months ended June 30, 2020 compared to $788,000 for the six months ended June 30, 2019 primarily due to technology investments.
◦Legal fees and professional fees increased $65,000 to $406,000 for the six months ended June 30, 2020 compared to $341,000 for the six month ended June 30, 2019 due to fees associated with the CEO transition in the first quarter.
Explanation of Use of Non-GAAP Financial Measures
In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), we use, and this Press Release contains or references, certain non-GAAP financial measures. We believe these non-GAAP financial measures provide useful information in understanding our underlying results of operations or financial position and our business and performance trends as they facilitate comparisons with the performance of other companies in the financial services industry. Although we believe that these non-GAAP financial measures enhance the understanding of our business and performance, they should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor are they necessarily comparable with non-GAAP measures which may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found herein.
The interest income on interest-earning assets, net interest rate spread and net interest margin are presented on a fully tax-equivalent (“FTE”) basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and securities using the federal statutory income tax rate of 21 percent. We believe the presentation of net interest income on a FTE basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice.
The following table reconciles net interest income, net interest spread and net interest margin on a FTE basis for the periods indicated:

	Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
(Dollars in thousands)

Interest Income per Consolidated Statement of Income (GAAP)	$11,727	$12,329	$12,669
Adjustment to FTE Basis	59	53	69
Interest Income (FTE) (Non-GAAP)	11,786	12,382	12,738
Interest Expense per Consolidated Statement of Income	1,406	1,796	1,964
Net Interest Income (FTE) (Non-GAAP)	$10,380	$10,586	$10,774

Net Interest Rate Spread (GAAP)	3.00%	3.34%	3.36%
Adjustment to FTE Basis	0.12	0.01	0.03
Net Interest Rate Spread (FTE) (Non-GAAP)	3.12	3.35	3.39

Net Interest Margin (GAAP)	3.18%	3.55%	3.59%
Adjustment to FTE Basis	0.12	0.02	0.03
Net Interest Margin (FTE) (Non-GAAP)	3.30	3.57	3.62

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common equity divided by period-end common shares outstanding. Tangible common equity to tangible assets is a non-GAAP measure and is calculated based on tangible common equity divided by tangible assets. We believe these non-GAAP measures serve as useful tools to help evaluate the strength and discipline of the Company's capital management strategies and as an additional, conservative measure of the Company’s total value.

	June 30, 2020	March 31, 2020	December 31, 2019
(Dollars in thousands, except share and per share data)

Assets (GAAP)	$1,407,152	$1,313,173	$1,321,537
Goodwill and Other Intangible Assets, Net	(37,888)	(38,420)	(38,952)
Tangible Assets	$1,369,264	$1,274,753	$1,282,585

Stockholders' Equity (GAAP)	$152,392	$151,525	$151,097
Goodwill and Other Intangible Assets, Net	(37,888)	(38,420)	(38,952)
Tangible Common Equity or Tangible Book Value	$114,504	$113,105	$112,145

Tangible Common Equity to Tangible Assets (Non-GAAP)	8.4%	8.9%	8.7%

Common Shares Outstanding	5,393,712	5,393,712	5,463,828

Tangible Book Value per Common Share (Non-GAAP)	$21.23	$20.97	$20.52

Allowance for loan losses to total loans, excluding PPP loans is a non-GAAP measure that serves as a useful measurement to evaluate the allowance for loan losses without the impact of SBA guaranteed loans.

	June 30, 2020	March 31, 2020	December 31, 2019
(Dollars in thousands)

Allowance for Loan Losses	$12,648	$12,322	$9,867

Total Loans	1,042,159	$974,650	$952,496
PPP Loans	(70,028)	—	—
Total Loans, Excluding PPP Loans	$972,131	$974,650	$952,496

Allowance for Loan Losses to Total Loans, Excluding PPP Loans	1.30%	1.26%	1.04%

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.
For more information about CB and Community Bank, visit our website at www.communitybank.tv.
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.
Given the numerous unknowns and risks that are heavily weighted to the downside, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and shelter-in-place orders last longer than expected, the recession would be much longer and much more severe and damaging. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major risks. The deeper the recession and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession and make any recovery weaker. Similarly, the recession could damage business fundamentals. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data)
	(Unaudited)
Selected Financial Condition Data	June 30, 2020	March 31, 2020	December 31, 2019
Assets	$1,407,152	$1,313,173	$1,321,537
Cash and Cash Equivalents	131,403	78,099	80,217
Securities Available-for-Sale	148,648	171,411	197,385
Loans
Real Estate:
Residential	344,782	346,864	347,766
Commercial	350,506	354,374	351,360
Construction	58,295	50,017	35,605
Commercial and Industrial	149,085	80,721	85,586
Consumer	117,145	121,494	113,637
Other	22,346	21,180	18,542
Total Loans	1,042,159	974,650	952,496
Allowance for Loan Losses	(12,648)	(12,322)	(9,867)
Loans, Net	1,029,511	962,328	942,629
Premises and Equipment, Net	21,818	22,037	22,282
Goodwill	28,425	28,425	28,425
Intangible Assets, Net	9,463	9,995	10,527

Deposits
Non-Interest Bearing Demand Deposits	341,180	267,369	267,152
NOW Accounts	237,343	229,601	232,099
Money Market Accounts	184,726	177,597	182,428
Savings Accounts	229,388	220,484	216,924
Time Deposits	201,303	211,589	219,756
Total Deposits	1,193,940	1,106,640	1,118,359

Short-Term Borrowings	42,349	34,967	30,571
Other Borrowings	11,000	11,000	14,000

Stockholders’ Equity	152,392	151,525	151,097

	(Unaudited)
	Three Months Ended			Six Months Ended
Selected Operating Data	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest and Dividend Income	$11,727	$12,329	$12,669	$24,056	$24,965
Interest Expense	1,406	1,796	1,964	3,202	3,826
Net Interest Income	10,321	10,533	10,705	20,854	21,139
Provision for Loan Losses	300	2,500	350	2,800	375
Net Interest Income After Provision for Loan Losses	10,021	8,033	10,355	18,054	20,764
Noninterest Income:
Service Fees	487	605	617	1,092	1,210
Insurance Commissions	1,113	1,283	1,083	2,396	2,234
Other Commissions	188	110	78	298	195
Net Gain on Sales of Loans	441	127	50	568	142
Net Gain (Loss) on Sales of Investment Securities	489	—	7	489	(53)
Change in Fair Value of Marketable Equity Securities	28	(438)	109	(410)	129
Net Gain on Purchased Tax Credits	16	15	9	31	18
Net Gain on Disposal of Fixed Assets	—	17	8	17	2
Income from Bank-Owned Life Insurance	138	139	134	277	266
Other (Loss) Income	(252)	14	70	(238)	136
Total Noninterest Income	2,648	1,872	2,165	4,520	4,279
Noninterest Expense:
Salaries and Employee Benefits	4,828	4,731	4,708	9,559	9,645
Occupancy	699	733	663	1,432	1,422
Equipment	224	257	285	481	581
Data Processing	460	425	380	885	788
FDIC Assessment	163	158	175	321	363
PA Shares Tax	333	275	249	608	517
Contracted Services	562	378	361	940	633
Legal and Professional Fees	171	235	160	406	341
Advertising	155	183	220	338	337
Other Real Estate Owned (Income)	(1)	(17)	(31)	(18)	(94)
Amortization of Intangible Assets	532	532	532	1,064	1,064
Other	945	1,113	1,095	2,058	2,080
Total Noninterest Expense	9,071	9,003	8,797	18,074	17,677
Income Before Income Tax Expense	3,598	902	3,723	4,500	7,366
Income Tax Expense	695	129	744	824	1,462
Net Income	$2,903	$773	$2,979	$3,676	$5,904

	(Unaudited)
	Three Months Ended			Six Months Ended
Per Common Share Data	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Dividends Per Common Share	$0.24	$0.24	$0.24	$0.48	$0.48
Earnings Per Common Share - Basic	0.54	0.14	0.55	0.68	1.09
Earnings Per Common Share - Diluted	0.54	0.14	0.55	0.68	1.08

Weighted Average Common Shares Outstanding - Basic	5,393,712	5,431,199	5,433.537	5,412,456	5,433,198
Weighted Average Common Shares Outstanding - Diluted	5,393,770	5,456,867	5,444.824	5,423,770	5,448,040

	(Unaudited)
	June 30, 2020	March 31, 2020	December 31, 2019
Common Shares Outstanding	5,393,712	5,393,712	5,463,828
Book Value Per Common Share	$28.25	$28.09	$27.65
Tangible Book Value per Common Share (1)	21.23	20.97	20.52
Tangible Common Equity to Tangible Assets (1)	8.4%	8.9%	8.7%

	(Unaudited)
	Three Months Ended			Six Months Ended
Selected Financial Ratios (2)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Return on Average Assets	0.85%	0.24%	0.91%	0.55%	0.92%
Return on Average Equity	7.65	2.04	8.32	4.84	8.42
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	140.72	135.06	135.62	137.91	134.34
Average Equity to Average Assets	11.08	11.67	10.98	11.36	10.92
Net Interest Rate Spread (3)	3.12	3.35	3.39	3.23	3.40
Net Interest Margin (3)	3.30	3.57	3.62	3.43	3.63
Net (Recoveries) Charge-Offs to Average Loans	(0.01)	0.02	0.03	—	0.05
Efficiency Ratio	69.94	72.58	68.35	71.23	69.55

	(Unaudited)
Asset Quality Ratios	June 30, 2020	March 31, 2020	December 31, 2019
Allowance for Loan Losses to Total Loans (4)	1.21%	1.26%	1.04%
Allowance for Loan Losses to Total Loans, Excluding PPP Loans (1)	1.30	1.26	1.04
Allowance for Loan Losses to Nonperforming Loans (4) (5)	226.59	235.51	183.33
Allowance for Loan Losses to Noncurrent Loans (4) (6)	390.73	406.80	315.95
Delinquent and Nonaccrual Loans to Total Loans (6) (7)	0.39	0.89	0.89
Nonperforming Loans to Total Loans (5)	0.54%	0.54	0.57%
Noncurrent Loans to Total Loans (6)	0.31	0.31	0.33
Nonperforming Assets to Total Assets (8)	0.41	0.42	0.42

Capital Ratios (9)	June 30, 2020	March 31, 2020	December 31, 2019
Common Equity Tier 1 Capital (to Risk Weighted Assets)	11.90%	11.60%	11.43%
Tier 1 Capital (to Risk Weighted Assets)	11.90	11.60	11.43
Total Capital (to Risk Weighted Assets)	13.16	12.85	12.54
Tier 1 Leverage (to Adjusted Total Assets)	7.90	8.23	7.85
(1) Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release.
(2) Interim period ratios are calculated on an annualized basis.
(3) Fully taxable-equivalent (FTE) yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21%. Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release.
(4) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(5) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(6) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(7) Delinquent loans consist of accruing loans that are 30 days or more past due.
(8) Nonperforming assets consist of nonperforming loans and other real estate owned.
(9) Capital ratios are for Community Bank only.

Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net	$1,014,000	$10,612	4.21%	$950,661	$10,796	4.57%	$906,038	$10,707	4.74%
Debt Securities
Taxable	137,268	940	2.74	158,655	1,201	3.03	209,164	1,442	2.76
Exempt From Federal Tax	14,106	130	3.69	16,837	127	3.02	23,450	195	3.33
Marketable Equity Securities	2,579	20	3.10	2,568	20	3.12	2,526	20	3.17
Other Interest-Earning Assets	97,033	84	0.35	64,608	238	1.48	53,479	374	2.81
Total Interest-Earning Assets	1,264,986	11,786	3.75	1,193,329	12,382	4.17	1,194,657	12,738	4.28
Noninterest-Earning Assets	113,176			114,056			113,447
Total Assets	$1,378,162			$1,307,385			$1,308,104
Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$236,312	141	0.24%	$226,482	267	0.47%	$216,190	295	0.55%
Savings	227,470	35	0.06	218,328	90	0.17	217,426	149	0.27
Money Market	182,656	187	0.41	180,982	249	0.55	178,561	263	0.59
Time Deposits	205,847	942	1.84	215,449	1,075	2.01	221,126	1,117	2.03
Total Interest-Bearing Deposits	852,285	1,305	0.62	841,241	1,681	0.80	833,303	1,824	0.88
Borrowings	46,642	101	0.87	42,321	115	1.09	47,560	140	1.18
Total Interest-Bearing Liabilities	898,927	1,406	0.63	883,562	1,796	0.82	880,863	1,964	0.89
Noninterest-Bearing Demand Deposits	317,738			261,504			273,753
Other Liabilities	8,815			9,797			9,872
Total Liabilities	1,225,480			1,154,863			1,164,488
Stockholders' Equity	152,682			152,522			143,616
Total Liabilities and Stockholders' Equity	$1,378,162			$1,307,385			$1,308,104
Net Interest Income (FTE) (Non-GAAP)		10,380			10,586			10,774
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.12%			3.35%			3.39%
Net Interest-Earning Assets (2)	366,059			309,767			313,794
Net Interest Margin (FTE) (Non-GAAP) (3)			3.30			3.57			3.62
Return on Average Assets			0.85			0.24			0.91
Return on Average Equity			7.65			2.04			8.32
Average Equity to Average Assets			11.08			11.67			10.98
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			140.72			135.06			135.62

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

AVERAGE BALANCES AND YIELDS

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net	$982,331	$21,408	4.38%	$902,183	$21,174	4.73%
Debt Securities
Taxable	147,962	2,141	2.89	199,843	2,759	2.76
Exempt From Federal Tax	15,471	258	3.34	28,106	447	3.18
Marketable Equity Securities	2,573	40	3.11	2,517	40	3.18
Other Interest-Earning Assets	80,821	322	0.80	49,617	692	2.81
Total Interest-Earning Assets	1,229,158	24,169	3.95	1,182,266	25,112	4.28
Noninterest-Earning Assets	113,616			112,727
Total Assets	$1,342,774			$1,294,993

Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$231,397	408	0.35%	$214,708	570	0.54%
Savings	222,899	124	0.11	215,283	294	0.28
Money Market	181,819	436	0.48	181,515	536	0.60
Time Deposits	210,648	2,018	1.93	219,220	2,143	1.97
Total Interest-Bearing Deposits	846,763	2,986	0.71	830,726	3,543	0.86
Borrowings	44,482	216	0.98	49,322	283	1.16
Total Interest-Bearing Liabilities	891,245	3,202	0.72	880,048	3,826	0.88
Noninterest-Bearing Demand Deposits	289,621			264,160
Other Liabilities	9,306			9,420
Total Liabilities	1,190,172			1,153,628
Stockholders' Equity	152,602			141,365
Total Liabilities and Stockholders' Equity	$1,342,774			$1,294,993
Net Interest Income (FTE) (Non-GAAP)		20,967			21,286
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.23%			3.40%
Net Interest-Earning Assets (2)	337,913			302,218
Net Interest Margin (FTE) (Non-GAAP) (3)			3.43			3.63
Return on Average Assets			0.55			0.92
Return on Average Equity			4.84			8.42
Average Equity to Average Assets			11.36			10.92
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			137.91			134.34

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.